Free Writing Prospectus dated October 14, 2009 (to Prospectus, dated September 30, 2009 and Prospectus Supplement, dated October 14, 2009)	Filed Pursuant to Rule 433 Registration Statement No. 333-162219

TERMS AND CONDITIONS
USD 1,500,000,000 6.40% Senior Notes due October 21, 2019

Issuer	The Royal Bank of Scotland Group plc

Issuer Ratings	A1 / A / AA- (Moody’s / S&P / Fitch)

Ranking	Senior

Principal Amount	USD 1,500,000,000

Price to the Public	99.891%

Redemption Price	100.0000% of principal amount of the relevant Note

Specified Currency	USD

Trade Date	October 14, 2009

Settlement Date	October 21, 2009, in accordance with DTC’s procedures (T+5)

Maturity	October 21, 2019

Call Option	No

Benchmark	T 3.625% due August 15, 2019

Benchmark Yield	3.415%

Re-Offer Yield	6.415% (semi-annual)

Re-Offer Spread to UST	T+300 bps

Coupon	6.40% (semi-annual)

Day Count Convention	30/360 unadjusted

Bookrunner	RBS Securities Inc.

Co-Managers	BB&T Capital Markets, a division of Scott & Stringfellow, LLC
BNY Mellon Capital Markets, LLC
Citigroup Global Markets Inc.
Goldman, Sachs & Co.
J.P. Morgan Securities Inc.
SunTrust Robinson Humphrey, Inc.
U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

Underwriting Discount	0.450%

Interest Payment Period	Semi-Annual

Interest Payment Date(s)	On the 21st day of each April and October commencing April 21, 2010

Format	SEC-Registered

Denominations	USD $100,000 and integral multiples of USD $1,000 in excess thereof

Listing	We intend to apply to list the Senior Notes on the London Stock Exchange

Clearing and Settlement	DTC and Euroclear/Clearstream

CUSIP / ISIN	780097AW1 / US780097AW11

The security ratings above are not a recommendation to buy, sell or hold the securities offered hereby. The ratings may be subject to revision or withdrawal at any time by Moody’s, S&P or Fitch.

The issuer has filed a registration statement (including a base prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest in this offering, you should read the base prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, RBS Securities Inc. will arrange to send you the base prospectus at no charge if you request it by calling 1-866-884-2071.